Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-196149, No. 333-40893, No. 333-80003, No. 333-122834 and No. 333-122835) and Form S-3 (No. 333-177964) of Geospace Technologies Corporation of our reports dated November 17, 2016, relating to the consolidated financial statements and financial statement schedule as of September 30, 2016 and 2015, and for the years then ended, and the effectiveness of Geospace Technologies Corporation’s internal control over financial reporting as of September 30, 2016, which appear in this Form 10-K.

/s/ BDO USA, LLP

Houston, Texas

November 17, 2016